UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

On March 25, 2009, Ramius sent the following letter to shareholders:

March 24, 2009

Dear Fellow Orthofix Shareholder,

The Ramius Group is seeking your support to elect four highly qualified nominees -- J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti -- to replace four of Orthofix’s ten current directors at the Special General Meeting of Shareholders to be held on April 2, 2009.  The Special Meeting is your opportunity to elect new directors who will bring, among other things, two dimensions currently lacking on the Orthofix board – objectivity and accountability.  The current Board has overseen a period of massive shareholder value destruction highlighted by lofty expectations followed by terrible execution.  If elected, the Ramius nominees will work diligently with the remaining members of the current Board to ensure that serious and thoughtful consideration is given to all available options to preserve and restore shareholder value.  As large shareholders, our interests are clearly aligned with yours.

With the April 2, 2009 Special Meeting approaching quickly, we want to highlight a few key topics that merit consideration when deciding how to vote at the meeting.  Consider the following:

•	RiskMetrics Group, A Leading Independent Proxy Voting Advisory Firm, Supports The Election Of Three Ramius Nominees And The Removal Of Three Current Directors.

RiskMetrics shares our belief that immediate and substantial change to the composition of the Orthofix board is both warranted and necessary.  In its analysis, RiskMetrics recommended to its clients, among the world’s largest institutional investors, that they vote to elect three of our nominees, J. Michael Egan, Peter A. Feld and Charles T. Orsatti, and to remove current directors, James F. Gero, Peter J. Hewett and Walter von Wartburg.

In its report, RiskMetrics stated that Ramius “has made a valid case for change” and “given the company’s sustained underperformance relative to its peer group since the Blackstone acquisition, we believe that the board could benefit from greater shareholder representation.”

This show of support from RiskMetrics, a truly independent third party, clearly validates our call for substantial changes to the Orthofix board.

•	We Believe Substantial Changes To The Orthofix Board Are Necessary Due To The Long List Of Failures Presided Over By The Current Board.

No matter how much management and the current Board try to justify their prior actions and forward-looking expectations, the facts remain the same:

•	Orthofix has lost almost a half billion dollars in market capitalization in the last three years.

•	Orthofix has significantly underperformed its own peer group as listed in its Form 10-K filed with the Securities and Exchange Commission over the past 1, 3 and 5 years.

•	Orthofix has written down 93% of the value of Blackstone since the acquisition in 2006.

•
Orthofix took on a heavy debt load with stringent covenants to fund the Blackstone acquisition.  The October 2008 amendment to the Term Loan is costing shareholders approximately $8 million per year in additional interest expense.  This is the equivalent of nearly $0.40 per share in pre-tax earnings.

•
Orthofix failed to realize the overly~~-~~aggressive growth and profitability expectations for Blackstone at the time of the acquisition.  In fact, Blackstone is currently generating substantial operating losses.

•	Since 2006, book value has halved, tangible book value is negative and the former net cash position of $46 million is now $268 million of net debt.

•
Management missed annual earnings guidance by a significant amount in 2007 and 2008.  Given their poor track record of earnings guidance, should you trust the Company’s expectation of achieving positive operating profit for Blackstone in the fourth quarter of 2009?  Again, we believe the answer is no.

Given this abysmal record, how can shareholders trust the current Board members to continue to oversee the value of their Orthofix investment?

•	A Reconstituted Board Is Critical To Achieve Positive Results At Orthofix.

We firmly believe there is substantial shareholder value to be unlocked at Orthofix.  The core businesses continue to perform well generating reasonable growth and cash flow, even in light of difficult market conditions.  As we have outlined in great detail in our previous communications with shareholders, we believe opportunities to further improve the business are available and should be explored.  It is the responsibility of the Board to evaluate all available alternatives in order to make an assessment of the best way forward for Orthofix shareholders.

We believe a combination of new board members, unburdened by mistakes of the past, working constructively with the remaining board members will provide shareholders with the best opportunity to maximize value for all shareholders.

•	The Ramius Nominees Have The Fortitude, Skill Sets, And Experience To Help Maximize Value For All Orthofix Shareholders.

We are not seeking control of the Board – our nominees, if elected, will constitute a minority four out of ten members.  Instead, we are looking to elect new, highly qualified directors who are not tied to the failures of the last three years.  We believe these nominees will approach the situation with a fresh perspective in order to represent the best interests of all shareholders.

Your vote is very important in order to bring much needed change to the Orthofix Board.  We urge all shareholders to vote the GOLD proxy card today in support of electing J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti to replace current directors James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg.

Thank you for your consideration and support,

/s/ Jeffrey C. Smith

Jeffrey C. Smith
Ramius Value and Opportunity Master Fund Ltd

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming special meeting and to view Ramius’ solicitation materials in connection with the meeting.  A copy of all proxy materials and shareholder communications are available on the website.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

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Contact:

Media & Shareholders:
Sard Verbinnen & Co
Dan Gagnier/ Renée Soto/Jonathan Doorley
212-687-8080